Exhibit 10.1

Tredegar Corporation

1100 Boulders Parkway

Richmond, VA 23225

September ___, 2023

Mr.

(Address)

Dear

The Board of Directors (the “Board”) of Tredegar Corporation, a Virginia Corporation (the “Company”) recognizes that a Change in Control (as defined below) of the Company could possibly exist, and that the uncertainty and questions which could raise among management may result in the departure or distraction of management employees, all to the detriment of the Company. As a result, the Board has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of certain members of the Company’s management, including yourself, to their assigned duties without distraction in the face of circumstances arising from a possible Change in Control. To that end, in order to induce you to remain in the employ of the Company and in consideration of your continued service to the Company, the Company agrees that you shall receive certain payments and benefits in the event of your termination of employment as set forth in this Change in Control Severance Agreement (this “Agreement”).

1.	Definitions.

(a) “Accrued Rights” means (i) any unpaid annual base salary accrued through the Date of Termination, (ii) any accrued but unpaid vacation pay, (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and (iv) any previously unreimbursed business expenses incurred by you on behalf of the Company.

(b) “Annual Base Salary” means your annual base salary at the rate in effect immediately before a Qualifying Termination or, if greater, in effect immediately prior to a Change in Control.

(c) “Cause” means a termination by the Company of your employment with the Company because of: (A) an intentional act or omission that constitutes a material breach by you of any of your obligations under this Agreement; (B) your conviction of, or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or which could reflect negatively upon you or otherwise impair or impede its operations; (C) you engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Company or any of its subsidiaries; (D) your material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company that is or could be materially and financially injurious to the Company or any of its subsidiaries; or (E) any other misconduct by you which is materially injurious to the financial condition, operations or business reputation of the Company or any of its subsidiaries. Notwithstanding anything in this Section 1(c) to the contrary, no event or condition described in

Sections 1(c)(A), (C), (D) or (E) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides you written notice of its intention to terminate your employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by you within thirty (30) days of your receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, you have not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates your employment with the Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 1(c), any attempt by you to correct a stated Cause shall not be deemed an admission by you that the Board’s assertion of Cause is valid.

(d) “Change in Control” means as defined in the Equity Plan.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

(f) “Date of Termination” means the date specified in the Notice of Termination (which shall not be less than thirty (30) days from the date such Notice of Termination is given).

(g) “Effective Date” means [•], 2023.

(h) “Equity Plan” means the Tredegar Corporation 2018 Equity Incentive Plan, as amended and restated May 6, 2021.

(i) “Good Reason” means, without your express written consent, any of the following: (i) a change in your position with the Company which in your reasonable judgment does not represent a promotion from your status or position immediately prior to the Effective Date or the assignment to you of any duties or responsibilities or diminution of duties or responsibilities which in your reasonable judgment are inconsistent with your position with the Company in effect immediately prior to the Effective Date; (ii) a material diminution in your Annual Base Salary or a failure by the Company to pay material compensation due and payable to you in connection with your employment; (iii) a failure by the Company to continue in effect compensation or benefit plans in which you participate, which in the aggregate provide you compensation and benefits substantially equivalent to those prior to the Effective Date; (iv) the Company’s requiring your office nearest to your principal residence to be located at a different place which is more than thirty five (35) miles from where such office is located as of the Effective Date; (v) the failure of the Company to obtain a satisfactory agreement from any Successor (as defined in Section 5(a) hereof) to assume and agree to perform this Agreement, as contemplated in Section 5(a) hereof; or (vi) a material breach by the Company of any term or provision of this Agreement. Notwithstanding, no event or condition described in this Section 1(i) shall constitute Good Reason unless, (x) within 90 days from the date that you first acquire actual knowledge of the existence of the Good Reason condition described in this Section 1(i), you provide the Board written notice of your intention to terminate your employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within 15 calendar days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 15 calendar-day period, the Board has not taken all reasonable steps within such 15 calendar-day period to correct such grounds as promptly as practicable thereafter); and (z) you terminate your employment with the Company immediately following expiration of such 15-day period. For purposes of this Section 1(i), any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that your assertion of Good Reason is valid.

(j) “Notice of Termination” means a written notice as provided in Section 12 hereof.

(k) “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(l) “Qualifying Termination” means your employment with the Company is terminated by you for Good Reason or by the Company without Cause. In no event will the termination of your employment with the Company as a result of any of the following circumstances result in a Qualifying Termination: (i) your death, (ii) your disability (as defined in a disability insurance policy sponsored by the Company, irrespective of whether you are covered by such policy), (iii) a termination by the Company of your employment for Cause or (iv) a resignation by you without Good Reason.

(m) “Severance Benefits” means the payments and benefits payable to you on a Qualifying Termination pursuant to Section 2 of this Agreement.

(n) “Severance Multiple” shall mean, as applicable either: (i) 2.0 in the context of a Qualifying Termination occurring within the six (6) month period immediately prior to a Change in Control (which shall be extended to twelve (12) months immediately prior to a Change in Control if a transaction document implementing the Change in Control is executed and within the following twelve (12) months from such execution a Change in Control is consummated) or within the two (2) year period immediately following a Change in Control, or (ii) 1.0 in the context of a Qualifying Termination other than as set forth above.

(o) “Waiver and Release” means the Waiver and Release Agreement (substantially in the form attached to this Agreement as Exhibit A) that is presented to, and signed by, you in conjunction with your termination of employment with the Company. The timely execution of the Waiver and Release is a condition precedent to the payment of the Severance Benefits under this Agreement.

2.	Severance Benefits.

(a) Following a Qualifying Termination, and subject to your timely execution of the Waiver and Release, you shall be provided the following benefits:

(i) Accrued Rights. The Company shall pay you, not later than the fifth (5th) day following the Date of Termination, your Accrued Rights.

(ii) Accelerated Vesting of Equity and Cash-Based Awards. The Company shall provide you with full acceleration of all outstanding equity awards and cash-based long-term incentive awards that were wholly or partially unvested as of the date of your Qualifying Termination.

(iii) COBRA Continuation Coverage. The Company shall pay you an amount equal to the Severance Multiple applicable to your Qualifying Termination, multiplied by the annual amount of the Company’s total premium cost to cover you and your family under the Company’s health plan as of the date the Qualifying Termination occurs.

(iv) Severance Payment. If you timely execute the Waiver and Release and do not revoke your signature within the seven (7) day Revocation Period (as defined within the Waiver and Release), then within the fifteen (15) day period immediately following the lapse of such Revocation Period the Company shall pay you the following in the form of a lump sum payment: (i) your Annual Base Salary multiplied by the Severance Multiple; plus (ii) your target annual cash incentive payment for the year in which the Qualifying Termination occurs, multiplied by the Severance Multiple.

(b) Payments if Termination for Cause or by You Without Good Reason. If your employment with the Company is terminated for any reason other than a Qualifying Termination (including as a result of a termination by the Company for Cause or your resignation without Good Reason), you shall only be entitled to your Accrued Rights. You shall receive any payment due under this subsection (b) on your Date of Termination or the payroll payment date that immediately follows. Thereafter, the Company shall have no further obligation to you under this Agreement.

3. Application of Sections 280G and 4999 of the Code. Notwithstanding anything in this Agreement to the contrary, if you are a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which you have the right to receive from the Company or any other Person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by you from the Company and/or such person(s) will be $1.00 less than three (3) times your “base amount” (as defined in Section 280G(b)(3) of the Code), for the purpose that no portion of such amounts and benefits received by you will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to you (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). Additionally:

(a) The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

(b) The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary will be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is mutually selected for this purpose by both you and the Company (such firm being, the “280G Firm”), with such selection to occur prior to taking steps to implement a transaction giving rise to the payment of any “parachute payments.” In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm may retain the services of an independent valuation expert.

(c) If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times your base amount, then you must immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this section will require the Company to be responsible for, or have any liability or obligation with respect to, your excise tax liabilities under Section 4999 of the Code.

(d) Any determination required under this section will be made by the Company in its reasonable discretion and the Company’s determination will be final and binding on you; provided, however, that the Company shall pursue all available mitigation efforts.

4. Section 409A. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code (“Section 409A”). To that end, this Agreement must at all times be interpreted in a manner that is consistent with Section 409A. Notwithstanding any other provision in this Agreement to the contrary, the Board of Directors has the right, in their sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as they determine are minimally necessary for this Agreement to comply with Section 409A. Any payment following a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) will be made on the first to occur of (i) ten (10) days after the expiration of the six month period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A. Each payment that a Participant may receive under this Plan or an Award Agreement will be treated as a “separate payment” for purposes of Section 409A.

5. Term. This Agreement shall commence on the Effective Date and shall continue in accordance with its terms.

6. Successors; Binding Agreement.

(a) Successors of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree, by an agreement in form and substance satisfactory to you, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Your Successor. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die following your Date of Termination while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7. Relationship to Other Agreements. This Agreement, the Exhibits attached hereto, the agreements specifically incorporated herein and the Equity Plan are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

8. Nature of Payments. All payments to you under this Agreement shall be considered either payments in consideration of your continued service to the Company or severance payments in consideration of your past service to the Company.

9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Countermarks. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Notice. Any purported termination of your employment by the Company or by you shall be communicated to the other party by a Notice of Termination. A Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	Tredegar Corporation
1100 Boulders Parkway
Richmond, VA 23225
Attn: Chairman of the Board of Directors

With a Copy to:	Hunton Andrews Kurth LLP
951 East Byrd Street
Richmond, VA 23219
Attn: Steven Haas and Anthony Eppert

If to the Executive:	[•]

12. Amendment. The Company reserves the right to amend or terminate this Agreement at any time by providing at least thirty (30) days advance written notice to you; provided however, but no such amendment or termination that has the effect of reducing or diminishing any of your rights under this Agreement will be effective without your written consent.

13. Survival. This Agreement shall terminate as provided herein, except that, to the extent the context requires, the provisions intended to survive the termination of this Agreement shall survive.

14. Governing Law; Venue and Disputes. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia. You and the Company hereby agree that any suit, action or proceeding arising out of or related to this Agreement shall be brought in any state court in Chesterfield County, Virginia, or the federal district court for the Eastern District of Virginia, Richmond Division, and that you and the Company shall submit to such venue. Additionally:

(a) Attorney Fees and Prevailing Party. If there is any suit, action, or proceeding alleging a breach of this Agreement, then the Company shall provide you with advancement of legal fees and expenses associated with your court costs and attorneys’ fees; provided, however, that the prevailing party in any such suit, action, or proceeding, on trial or appeal, shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs, and expenses incurred in such suit, action, or proceeding. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the court on a claim-by-claim basis and the court, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled.

(b) Guiding Principles. The following guiding principles shall be applied by a court in any determination of a prevailing party: (x) the intent of the parties is to avoid any suit, action, or proceeding arising from a breach of this Agreement, and therefore, the parties will work together to resolve any such dispute; (y) none of the parties will proceed with a suit, action, or proceeding arising from a breach of this Agreement until after exhausting all reasonable efforts to resolve such dispute using good faith, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such suit, action, or proceeding; and (z) none of the parties will bring any suit, action, or proceeding or claim (including cross-claims) arising from a breach of this Agreement until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such suit, action, proceeding or claim (including cross-claims).

(c) Appeals. In any appeal from the award or denial of attorneys’ fees, the judge reviewing the award may not modify the decision of the court making or denying an award, or the decision of the court as to the amount of the award, except upon a finding of an abuse of discretion.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Change in Control Severance Agreement effective as of the Effective Date.

TREDEGAR CORPORATION	EXECUTIVE

By:
Signature

Its:	Print Name:

Dated:	Dated:

EXHIBIT A

TREDEGAR CORPORATION

CHANGE IN CONTROL SEVERANCE AGREEMENT

Waiver and Release

[Attach a copy]